AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

USAA MUTUAL FUNDS TRUST

USAA Mutual Funds Trust (Trust) hereby adopts this Amended and Restated Multiple Class Plan (Plan) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (1940 Act) (Rule), on behalf of its series identified in Schedule A hereto, as may be amended from time to time (each a Fund and together, the Funds), so that each Fund may issue multiple classes of shares, subject to the requirements and conditions imposed by the Rule.

A.GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED. Each Fund may issue one or more of the following classes of shares:

1.RETAIL SHARES. The retail shares of each Fund will be known by the name of the Fund followed by the word "Shares." For example, the retail shares of the Aggressive Growth Fund will be known as the "Aggressive Growth Fund Shares" or as the "Shares." The Shares of each Fund are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge and are not subject to any distribution fee. Retail Shares may be subject to a redemption fee of up to 1%, as described in each Fund's Registration Statement, as applicable.

The Shares of each Fund are available to all USAA members and certain other investors as described in the Trust's Registration Statement. The Shares of each Fund also are available by exchange, as described below.

The Shares require a minimum initial investment of $3,000, or such other amounts as further described in the Trust's Registration Statement.

2.ADVISER SHARES. Adviser Shares are subject to a fee charged at an annual rate of 0.25% of the average daily net assets attributable to Adviser Shares, payable pursuant to a plan adopted by the Trust's Board of Trustees (Board) pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fees). These Rule 12b-1 fees are paid to the Trust's principal underwriter or to such other entities as approved by the Board ("Payees") as compensation for distribution expenses and shareholder services; provided, however, that Board approval is not required with respect to payments made by the Payees with Rule 12b-1 fees to third parties. Adviser Shares are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge. Adviser Shares may be subject to a redemption fee of up to 1%, as described in each Fund's Registration Statement, as applicable.

Adviser Shares are offered through broker-dealers and other financial intermediaries, as described in the Trust's Registration Statement. Adviser Shares may also be available by exchange, as described below.

Adviser Shares require a minimum initial investment of $3,000, or such other amounts as further described in the Trust's Registration Statement.

3.INSTITUTIONAL SHARES. Institutional Shares are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge and are not subject to any distribution fee. Institutional Shares may be subject to a redemption fee of up to 1%, as described in each Fund's Registration Statement, as applicable.

Institutional shares are available for investment only to (a) the USAA Target Retirement Funds, (b) the USAA Cornerstone Conservative and USAA Cornerstone Equity Funds, and (c) other types of investors as described in the Trust's Registration Statement. Institutional Shares may also be available by exchange, as described below.

Institutional Shares require a minimum initial investment of $1,000,000, or such other amounts as further described in the Trust's Registration Statement.

4.R6 SHARES. R6 Shares are offered and sold without imposition of an initial sales charge or contingent deferred sales charge and are not subject to any distribution fee.

R6 Shares are available for investment only to employer-sponsored retirement plans where a financial intermediary provides retirement recordkeeping services to participants, endowment funds, and foundations. Retirement plans eligible for the R6 Shares include section 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit-sharing and money purchase pension plans, defined benefit plans and non-qualified deferred compensation plans where shares are held on the books of the Fund through omnibus accounts (either at the plan level or at the level of the investment provider). R6 Shares may also be available by exchange, as described below.

R6 Shares do not have a minimum initial investment, as described in the Trust's Registration Statement.

B.EXPENSE ALLOCATIONS OF EACH CLASS

Certain expenses of a Fund may be attributable to a particular class of shares of that Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of that class and, thus, are borne on a pro rata basis by the outstanding shares of that class. For example, each class may pay a different proportion of the following other expenses:

1.Legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of that class;

2.Blue Sky fees incurred by that class;

3.Transfer agency expenses relating to that class;

4.Expenses of administrative personnel and services required to support the shareholders of that class;

5.Litigation expenses or other legal expenses relating to that class;

6.Shareholder servicing expenses identified as being attributable to that class;

7.Rule 12b-1 fees payable in connection with the distribution and shareholder servicing of that class of shares; and

8.Such other expenses actually incurred in a different amount by that class or related to that class's receipt of services of a different kind or to a different degree than another class.

In addition, each class of a Fund may pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract with respect to the Fund to the different investment performance of that class.

C.VOTING RIGHTS

Each class of shares of a Fund shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class of shares. Each class of shares of each Fund shall have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

D.EXCHANGE PRIVILEGES

Each class of shares of a Fund may be exchanged for or acquired through an exchange of the same or a similar class of shares of any other fund in the USAA family of mutual funds, as described in more detail in the Trust's Registration Statement. Shares of one class of a Fund may be exchanged for shares of another class of the same Fund to the extent permitted under applicable law, the Trust's Master Trust Agreement and By-Laws, as each may be amended from time to time, and the Trust's Registration Statement. These exchange privileges may be modified or terminated by the officers of the Trust for each Fund to the extent permitted by SEC rules or policies, and exchanges may be made only into funds that are legally available for sale in the investor's state of residence.

E.CONVERSION Self-Directed Conversions:

A shareholder may convert Shares of one class of a Fund into shares of another class of the same Fund to the extent permitted under applicable law, the Trust's Master Trust Agreement and By-Laws, as each may be amended from time to time, and the Trust's Registration Statement. These conversion privileges may be modified or terminated by the officers of the Trust for each Fund to the extent permitted by SEC rules or policies.

Non-Self-Directed Conversions:

Each Fund may, upon notice to the shareholder, convert a shareholder to another share class of the same Fund under the following circumstances:

1.If a shareholder no longer meets the eligibility requirements for the shareholder's current share class, the Fund may automatically convert the shareholder into a share class of the same Fund for which the shareholder is eligible. For example, where a shareholder no longer meets the eligibility requirements for the Institutional Shares (e.g., the shareholder terminates participation in a USAA discretionary management account program), a Fund may convert the shareholder's Institutional Shares into Retail Shares. For purposes of this mandatory action, the Fund will notify shareholders before any such conversion into Retail Shares can occur.

2.When a shareholder funds a USAA managed account through the transfer of Retail Shares, such shareholder's Retail Shares may be automatically converted into Institutional Shares of the same Fund. For the purpose of this voluntary conversion, the shareholder will be considered ineligible to continue to hold such Retail Shares; and

3.When a shareholder of a Fund transfers Adviser Shares into a USAA brokerage account, such shareholder's Adviser Shares may be automatically converted into Retail Shares of the same Fund. For the purpose of this voluntary conversion, such shareholder will be considered ineligible to continue to hold such Adviser Shares.

4.When a shareholder of a Fund transfers Adviser Shares into an eligible advisory program with a financial intermediary, such shareholder's Adviser Shares may be converted into Retail Shares or Institutional Shares of the same Fund, as applicable.

These conversion privileges may be modified or terminated by each Fund to the extent permitted by SEC rules or policies.

F.ADDITIONAL INFORMATION

This Plan is qualified by and subject to the terms of the then current prospectuses and statements of additional information (collectively, the "Prospectuses") for the applicable classes of the Funds; provided, however, that none of the terms set forth in any such Prospectuses shall be inconsistent with the terms of the classes contained in this Plan. The Prospectuses for the Funds contain additional information about the classes and each Fund's multiple class structure.

G.AMENDMENTS

All material amendments to the Plan must be approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, as defined in Section 2(a)(19) of the 1940 Act ("Independent Trustees"). Before any such vote on the Plan, the Trust will furnish such information as may be reasonably necessary for the Board of Trustees to evaluate the Plan.

H.DATE OF EFFECTIVENESS

This Plan, as amended and restated, takes effect on or about September 22, 2017, or such other date designated by management of the Funds, provided that this Plan shall not become effective with respect to a Fund unless such action has first been approved by the vote of a majority of the Trust's Board of Trustees and by vote of a majority of the Independent Trustees.

DATED: November 13, 2007

LAST AMENDED: August 17, 2018

SCHEDULE A

	Fund	Retail	Adviser	Institutiona	R6
		Shares	Shares	l Shares
Shares

1.	Aggressive Growth Fund	X		X

2.	California Bond Fund	X	X

3.	Capital Growth Fund	X		X

4.	Cornerstone Conservative Fund	X

5.	Cornerstone Moderately	X
Conservative Fund

6.	Cornerstone Moderate Fund	X

7.	Cornerstone Moderately Aggressive	X
Fund

8.	Cornerstone Aggressive Fund	X

9.	Cornerstone Equity Fund	X

10.	Emerging Markets Fund	X	X	X

11.	Extended Market Index Fund	X

12.	Flexible Income Fund	X	X	X

13.	Global Equity Income Fund	X		X

14.	Global Managed Volatility Fund	X		X

15.	Government Securities Fund	X	X	X	X

16.	Growth Fund	X		X

17.	Growth & Income Fund	X	X	X

18.	Growth and Tax Strategy Fund	X

19.	High Income Fund	X	X	X	X

20.	Income Fund	X	X	X	X

21.	Income Stock Fund	X		X	X

- i -

	Fund	Retail	Adviser	Institutiona	R6
		Shares	Shares	l Shares
Shares

22.	Intermediate-Term Bond Fund	X	X	X	X

23.	International Fund	X	X	X	X

24.	Managed Allocation Fund	X

25.	Money Market Fund	X

26.	Nasdaq-100 Index Fund	X			X

27.	New York Bond Fund	X	X

28.	Precious Metals and Minerals Fund	X	X	X

29.	Real Return Fund	X		X

30.	Science & Technology Fund	X	X

31.	Short-Term Bond Fund	X	X	X	X

32.	Small Cap Stock Fund	X		X

33.	Target Managed Allocation Fund	X

34.	Target Retirement 2020 Fund	X

35.	Target Retirement 2030 Fund	X

36.	Target Retirement 2040 Fund	X

37.	Target Retirement 2050 Fund	X

38.	Target Retirement 2060 Fund	X

39.	Target Retirement Income Fund	X

40.	Tax Exempt Intermediate-Term	X	X
Fund

41.	Tax Exempt Long-Term Fund	X	X

42.	Tax Exempt Money Market Fund	X

43.	Tax Exempt Short-Term Fund	X	X

44.	Total Return Strategy Fund	X		X

ii

	Fund	Retail	Adviser	Institutiona	R6
		Shares	Shares	l Shares
Shares

45.	Treasury Money Market Trust	X

46.	Ultra Short-Term Bond Fund	X		X	X

47.	Value Fund	X	X	X

48.	Virginia Bond Fund	X	X

49.	World Growth Fund	X	X	X

iii